Exhibit 10.40

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered into effective as of November 8, 2018, by and between Assurant, Inc. (the “Company”) and Ajay Waghray (the “Employee”).
WHEREAS, the Employee and the Company wish to terminate the employment relationship between them on the terms set forth in this Agreement and to agree to certain post-employment covenants;

NOW, THEREFORE, in consideration of the mutual covenants, promises and representations in this Agreement and the General Release and Covenant Not to Sue in Exhibit A hereto, the parties hereto agree as follows:

1.	Termination of Employment

The Employee’s employment with the Company shall cease effective as of December 31, 2018 (the “Termination Date”). Effective as of the Termination Date, the Employee resigns from any and all positions held by the Employee at the Company and as an officer or director of any subsidiary or affiliate of the Company. From and after the Termination Date, the Employee shall not hold any office or position with, nor maintain any other status as an employee or agent of, the Company or any subsidiary or affiliate of the Company. Effective on the Termination Date, all agreements between the Employee and the Company or any subsidiary or affiliate thereof are hereby terminated and shall be of no further force and effect, provided, however, that this sentence does not in any way limit and shall have no effect on any rights that the Employee may have, or on any obligations that the Company may have to the Employee, under the Company’s benefit plans (including qualified and nonqualified retirement plans) as provided in Section 4, below.

2.	Severance Payments

The Company shall pay to the Employee, as severance pay in connection with the termination of employment, an aggregate amount of $538,000 (the “Severance Payment”). The Severance Payment shall be payable in a lump sum as soon as administratively feasible following the Employee’s Termination Date, but in no event later than 60 days after the Termination Date. Such payment shall be subject to applicable tax withholding requirements. The Severance Payment shall be in lieu of any other severance payments to which the Employee may be entitled under any severance or other plan, program or agreement of/with the Company or any subsidiary or affiliate thereof.

3.	Equity Plan

The terms of the Employee’s Restricted Stock Unit (“RSU”) Award Agreement dated May 10, 2016 wherein the Employee was granted 10,000 RSUs are hereby amended to provide that all 10,000 RSUs shall fully vest and shall no longer be subject to any restriction upon the Termination Date. All other equity awards granted to the Employee during his employment with the Company shall vest on a pro-rata basis consistent with the terms and conditions of their respective award agreements.

4.	Employee Benefits

A.Retirement and Nonqualified Plans. The Employee shall be entitled to payment of his accrued benefits pursuant to the terms of the Assurant 401(k) Plan and the Assurant Executive 401(k) Plan (the “Plans”).

B.COBRA Continuation. The Company shall pay the Employee a lump sum amount equal to, and at the same after tax cost to the Employee, as twelve (12) months of the Company’s employer contributions for the Employee’s health insurance coverage pursuant to the Company’s plans, which the Employee may use toward any group medical, dental, vision and/or prescription drug plan benefits to which the Employee and/or the Employee’s eligible dependents would be entitled to under Section 4980B of the Internal Revenue Code (“COBRA”). Such lump sum payment under this Section 4.B shall be paid at the same time as the Severance Payment as provided in Section 2.

C.Outplacement Services. The Company shall, at its sole expense as incurred, provide the Employee with outplacement services, for a limited period of time not longer than twelve (12) months following the Employee’s Termination Date, the scope and provider of which shall be selected by the Company in the Company’s sole discretion.

D.Other Benefits. Except for the Company’s severance plan and as specifically provided herein, this Agreement shall have no effect on the rights of the Employee to payments or other benefits due to the Employee pursuant to the terms of any employee benefit plans of the Company in which the Employee participates, including, without limitation the Assurant, Inc. Executive Short Term Incentive Plan (“ESTIP”). The Employee shall be entitled to receive such benefits and payments to which the Employee is entitled pursuant to the terms of such employee benefit plans. No portion of the Severance Payment shall be taken into account in determining the amount of any such employee benefit. Within fifteen (15) days after the Termination Date, the Company shall send the Employee a check for his accrued but unused paid time off pursuant to the Company’s policy. For the avoidance of doubt, the Employee shall receive a full 2018 ESTIP bonus which shall be paid to the Employee on or around March 15, 2019.

5.	Trading Restrictions

Effective immediately following the Termination Date, the Employee shall no longer be subject to the Company’s securities trading policies. The Employee is reminded, however, that trading on the basis of material non-public information, or providing such information to others so that they may trade, is a violation of the federal securities laws.

6.	Employee Covenants

A.Confidential Information. The Employee shall not, (a) except as required by law or by order of a government agency or court of competent jurisdiction, disclose to any person, firm, corporation or other business entity any Confidential Information (as defined herein) proprietary to the Company concerning the business, finances, products, services, operations, clients, employees, affairs or prospects of the Company or any subsidiary or affiliate thereof, for any reason or purpose whatsoever, or (b) make use of any Confidential Information for personal purposes or for the benefit of any person, firm, corporation or other entity except the Company or any subsidiary or affiliate thereof. “Confidential Information” means information not generally known or available outside the Company and information entrusted to the Company in confidence by third parties. Confidential Information includes but is not limited to Company inventions, technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, processes, network agreements, provider or network discounts, contract terms, formulas, techniques, lists of or information relating to suppliers, intermediaries (including brokers and agents) and customers, prices, costs, coverages, employee compensation arrangements, pricing methodologies, cost data, market share data, marketing plans, licenses, strategic plans, internal annual or long-term plans, program information, business plans, financial forecasts, non-public financial data, budgets and all other non-public business information disclosed to the Employee by the Company or of which the Employee learned while in the employ of the Employer.

Further, except as is necessary to obtain new employment or as required by law or by order of a government agency or court of competent jurisdiction, the Employee shall not disclose the reasons for or terms of his departure from the Company without the written consent of the Company and, unless and until this Agreement has been made public by filing with the Securities and Exchange Commission, the Employee will not disclose the contents or substance of this Agreement or the Release (as defined in Section 8 hereof) to anyone except his immediate family or any tax, legal or other counsel he has consulted regarding the meaning or effect hereof or thereof, and he will instruct each of the foregoing not to disclose the same. Within ten (10) calendar days following the Termination Date, the Employee shall return to the Company any documents, records, files and other information (whether recorded or stored in paper or electronic form) and any property belonging or relating to the Company, its affiliates, customers, clients or employees. The Employee acknowledges that all such materials are, and will remain, the exclusive property of the Company, and the Employee may not retain originals or copies of such materials.

B.Non-Solicitation. For a period of twelve (12) months following the Termination Date, the Employee shall not, whether on his own behalf or on behalf of or in conjunction with any other person or entity, acting in any capacity whatsoever, directly or indirectly, solicit for employment or hire any employee, independent contractor or other service provider who is employed by or providing services to the Company or any subsidiary or affiliate thereof as of the Termination Date or persuade or influence any such employee to leave the employ of the Company or any subsidiary or affiliate thereof.

C.Non-Competition. For a period of twelve (12) months following the Termination Date, the Employee shall not, whether on his own behalf or on behalf of or in conjunction with any other person or entity, acting in any capacity whatsoever, in the United States or Canada, directly or indirectly compete with the Company for the business or custom of, or for any direct or indirect commercial relationship with, any client, customer, contract holder, vendor, policyholder, broker or agent in the primary lines of business conducted by the Company, namely (1) mobile device protection and related services, (2) extended service contracts, (3) vehicle protection products, (4) pre-funded funeral insurance, (5) renters insurance, and (6) lender-placed homeowners insurance. The activities of Employee restricted in this paragraph are limited to the activities of the type conducted and/or provided within the two (2) years prior to the Termination Date in which Employee has been involved or for which the Employee has had direct or indirect supervisory responsibility during his employment with the Company.

D.Non-Disparagement. The Employee shall not publicly or privately disparage or denigrate the Company, its subsidiaries, affiliates, officers or directors in respect of their integrity, character, business practices, performance, skills, acumen, experience or success. The Company shall not, and shall direct its executive officers and directors not to, publicly disparage or denigrate the Employee in respect of the Employee’s integrity, character, business practices, performance, skills, acumen, experience or success. The respective parties shall be responsible for, and bear any and all liability with respect to, any breach of this Section 6.D only if such breach is knowingly and willfully committed and involves a material public disparagement of the other party. Notwithstanding the foregoing, neither the Company nor the Employee shall be entitled to terminate, rescind, repudiate or seek judicial invalidation of this Agreement or any of its provisions as a remedy for any breach or alleged breach of this Section 6.D.

E.Litigation Against the Company. The Employee shall not act as an expert witness, consultant or otherwise in any litigation against the Company, except as a fact witness if legally compelled to do so by subpoena or other writ or order of a court or government agency of competent jurisdiction.

F.Employee Protections. (a) The Employee has the right under federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities and self-regulatory organizations. As such, nothing in this Agreement or otherwise prohibits or limits the Employee from disclosing this Agreement to, or from cooperating with or reporting violations to or initiating communications with, the SEC or any other such governmental entity or self-regulatory organization, and the Employee may do so without notifying the Company. Neither the Company nor any of its subsidiaries or affiliates may retaliate against the Employee for any of these activities, and nothing in this Agreement or otherwise requires the Employee to waive any monetary award or other payment that the Employee might become entitled to from the SEC or any other governmental entity or self-regulatory organization. Moreover, nothing in this Agreement or otherwise prohibits the Employee from notifying the Company that the Employee is going to make a report or disclosure to law enforcement.

Notwithstanding anything to the contrary in this Agreement or otherwise, as provided for in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), the Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if the Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to his or her attorney and use the trade secret information in the court proceeding, if the Employee (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order.

7.	Enforcement of Restrictions; Rights and Remedies

A.Reasonableness. The Employee hereby acknowledges and agrees that: (i) the restrictions provided in this Agreement are reasonable in time and scope in light of the Company’s interest in protecting its business; and (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions.

B.Injunctive Relief. The Employee recognizes and agrees that should he fail to comply with the restrictions set forth herein, which restrictions are vital to the protection of the

Company’s business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law. Therefore, the Employee agrees that in the event of the breach or threatened breach by him of any of the terms and conditions of Sections 6.A, 6.B or 6.C hereof, the Company shall be entitled to preliminary and permanent injunctive relief against him as may be awarded by a court having jurisdiction over the dispute in addition to, and not in lieu of, any other rights or remedies available to the Company at law or in equity.

C.Conditions to Company’s Obligation to Make Payments. The consideration for the Company’s promises under Sections 2 and 3 hereof are the Employee’s Release under Section 8 and Exhibit A hereof and each and every other promise that Employee makes herein.

8.	Release of Claims

The parties shall execute the General Release and Covenant Not to Sue in the form attached hereto as Exhibit A (the “Release”). Notwithstanding anything contained herein to the contrary, the Company’s obligations to make the Severance Payment and amend the RSU Award Agreement dated May 10, 2016, are conditioned on the Employee’s execution, delivery and non-revocation of the Release and his compliance with the terms of the Release.

9.	Notices

All notices, requests and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person, by courier or by facsimile transmission, or sent by express, registered or certified mail, postage prepaid, addressed as follows:

If to the Employee:

Ajay Waghray

at his last known home address on file at Assurant or, following Assurant’s receipt of any change of address notice given by Employee, at the new address specified therein

If to the Company:

Robyn Price Stonehill
Executive Vice President, Chief Human Resource Officer
Assurant, Inc.
28 Liberty Street
41st Floor
New York, NY 10005

Either party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

10.	Tax Matters

A.Withholding of Taxes.

All payments of the Severance Payment and other benefits required to be provided by the Company to the Employee under this Agreement shall be subject to the withholding of such amounts relating to taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law, regulation or Company policy.

B.Section 409A of the Internal Revenue Code.

The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively, “Section 409A”). Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with Section 409A. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on the Employee by the Internal Revenue Service under Section 409A or any damages for failing to comply with Section 409A. If required pursuant to Section 409A, payment of certain amounts owed to you within the six (6) month period following the Termination Date may be delayed until after such six-month period has elapsed.

11.	Governing Law; Personal Jurisdiction and Venue

This Agreement shall be construed, interpreted and enforced in accordance with the laws the State of New York, without giving effect to the choice of law principles thereof. The parties hereto agree that any action to enforce any provision of this Agreement may be brought in any state or federal court in the Borough of Manhattan, New York, New York. Such parties hereby submit to the personal jurisdiction and venue of any such court in which any such action is brought.

12.	Waiver of Breach

No waiver of any provision of this Agreement shall have any force and effect unless it is in writing signed by the party giving the waiver. Any waiver or forbearance, express or implied, of any breach of this Agreement shall not be construed to be a continuing waiver or a consent to any other or subsequent breach on the part either of the Employee or of the Company.

13.	Non-Assignment; Successors

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company, and (ii) this Agreement shall inure to the benefit of the heirs, assigns or designees of the Employee to the extent of any payments due to them hereunder. In the event of any sale of all or substantially all of the Company’s assets or merger of the Company in which the Company is not the surviving entity, as used in this Agreement the term “Company” shall be deemed to refer to the surviving corporation, successor or assign of the Company.

14.	Severability and Intent for a Court to Enforce Covenants to Maximum Extent

If any provision of this Agreement is determined by a court of competent jurisdiction not to be enforceable in the manner set forth in this Agreement, the Employee and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law. If any provision of this Agreement is held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement (or any portion thereof). If, and only if, a court finds that Section 6.B or 6.C hereof is not enforceable to the full extent provided by its terms, the parties agree that such court may, and hereby memorialize their intention that such court shall, enforce such provisions to the full geographic and temporal extent that such court may find permissible under applicable law.

15.	Entire Agreement

This Agreement, together with the General Release and Covenant Not to Sue the form of which is set forth as Exhibit A hereto, constitutes the entire agreement by and between the Company and the Employee with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements or understandings between the Employee and the Company with respect to such subject matter, whether written or oral, including the offer letter from the Company to the Employee dated March 11, 2016 and the Change In Control Agreement dated May 9, 2016. This Agreement may be amended or modified only by a written instrument executed by the Employee and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

EMPLOYEE

/s/ Ajay Waghray
Ajay Waghray

ASSURANT, INC.

By:	/s/ Alan Colberg
Alan Colberg
Chief Executive Officer and President

EXHIBIT A

GENERAL RELEASE AND covenant not to sue
THIS GENERAL RELEASE AND COVENANT NOT TO SUE (this “Release”) is entered into effective as of November 8, 2018, by and between Ajay Waghray (the “Employee”) and Assurant, Inc. (the “Company”), pursuant to the terms of the Separation Agreement, dated as of November 8, 2018, by and between the Employee and the Company, to which this Release is attached (the “Separation Agreement”).

The Employee hereby releases and forever discharges, and covenants not to sue, the Company or its subsidiaries, affiliates, their directors, members, officers, employees, agents, stockholders, successors and assigns, both individually and in their official capacities, (together, the “Company Released Parties”) from, and with respect to, any and all actions, causes of action, covenants, contracts, claims, demands, suits, and liabilities whatsoever, which the Employee ever had, now has or which his heirs, executors, administrators and assigns, or any of them hereafter can, shall or may have by reason of or related to the Employee’s employment with, or termination of employment from, the Company and/or its subsidiaries and affiliates.

By signing this Release, the Employee is providing a complete waiver of all claims against the Company Released Parties that may have arisen, whether known or unknown, up and until the effective date of this Release. This includes, but is not limited to, claims based on Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (the “ADEA”), the Americans With Disabilities Act, the Fair Labor Standards Act, the Equal Pay Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plans maintained by the Company Released Parties), and all applicable amendments to the foregoing acts and laws, or any common law, public policy, contract (whether oral or written, express or implied) or tort law, and any other local, state or Federal law, regulation or ordinance having any bearing whatsoever on the terms and conditions of the Employee’s employment and the cessation thereof.

The Employee further agrees, promises and covenants that, to the maximum extent permitted by law neither, he, nor any person, organization, or other entity acting on his behalf has or will file, charge, claim, sue, or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Company Released Parties involving any matter occurring in the past up to the date of this Release, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Release. This Release shall not affect the Employee’s rights under the Separation Agreement or under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right the Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release does, however, waive and release any right to recover damages under the ADEA or any other civil rights statute. This Release does not waive any right of the Employee to indemnification for claims made against him for authorized actions he engaged in as an Employee of Company under any indemnification obligation, including any applicable Directors and Officers Insurance policy. The Employee agrees that he has carefully read this Release and is signing it voluntarily. It is understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that the Employee may revoke this Release within seven (7) calendar days from the date of execution hereof.

Notwithstanding anything to the contrary contained in this Release, nothing in this Section 1 shall apply to, or release the Company from, any rights and claims of the Employee directly or indirectly arising from or under or related to any obligation or commitment of the Company under the Separation Agreement.

This Release shall be governed by and construed in accordance with the laws of the State of New York. If any provision in this Release is held invalid or unenforceable for any reason, the remaining provisions shall be construed as if the invalid or unenforceable provision(s) had not been included.

IN WITNESS WHEREOF, the parties have executed this Release effective as of the date first written above.

EMPLOYEE

/s/ Ajay Waghray
Ajay Waghray

ASSURANT, INC.

By:	/s/ Alan Colberg
Alan Colberg
Chief Executive Officer and President